Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

3D Systems Corporation

Rock Hill, South Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 23, 2012, relating to the consolidated financial statements, the effectiveness of 3D Systems Corporation’s internal control over financial reporting, and schedule of 3D Systems Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the incorporation by reference in the Prospectus of our report dated March 12, 2012, relating to the combined financials statements of Z Corporation and Vidar Systems Corporation.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Charlotte, North Carolina

June 12, 2012